Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Alberto Shaio

President & CEO

ashaio@trans-lux.com

212.897.2224

Trans-Lux Corporation Rights Offering Subscription Period Extended

to Friday, April 5, 2019

NEW YORK, NY (March 1, 2019) – Trans-Lux Corporation (OTC Pink: TNLX) (“Trans-Lux”), a leading supplier of digital displays and next generation LED lighting, today announced that it has extended the expiration date of its previously announced rights offering to 5:00 p.m., Eastern Time, on April 5, 2019.  Rights holders should contact their financial advisor in regards to the timing and procedures for exercising their subscription rights, as all broker-dealers have different cut off dates and times for processing subscriptions in advance of April 5, 2019.

As a reminder, this right offering allows Trans-Lux’s stockholders the opportunity to maintain or increase their respective ownership in the company by exercising their subscription rights. Trans-Lux distributed to its stockholders of record non-transferable subscription rights to purchase one share of Trans-Lux common stock for each share of common stock held at 45:00 p.m., Eastern Time, on January 25, 2019. Holders who fully exercise their basic subscription privilege will be entitled to purchase additional shares of common stock via the over-subscription privilege (should any of the offering remain unsubscribed at the expiration of the subscription period). This rights offering shall not exceed $2.5 million (2,500,000 shares of common stock).

Details of the rights offering are set out in the registration statement on Form S-1/A, as amended, file number 333-228695, and related prospectus or prospectus supplement(s) filed with the SEC, which are available on the SEC’s website.

Trans-Lux intends to use the net proceeds from the rights offering for repayment of certain debt, pension plan contributions and for general corporate purposes

Questions about the rights offering or requests for copies of the registration statement, the prospectus or prospectus supplement, when available, may be directed to our Information Agent, Morrow Sodali LLC, by email at TNLX@morrowsodali.com or by telephone at (800) 662-5200. Banks and brokerage firms also may contact Morrow Sodali LLC at (203) 658-9400.

About Trans-Lux

Trans-Lux Corporation is a leading manufacturer and innovator of LED small and large pitch LED digital video displays and Data Walls, serving primarily the financial, entertainment, retail, gaming, education, government, and commercial markets. Trans-Lux’s Fair-Play Scoreboards business unit provides scoreboards and scoring systems within the sports industry, providing comprehensive video display solutions for any size venue’s indoor and outdoor display needs. For more information please visit www.Trans-Lux.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.